Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Rackspace Hosting, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-153009 and No. 333-184833) of Rackspace Hosting, Inc. and subsidiaries of our reports dated March 3, 2014, with respect to the consolidated balance sheets of Rackspace Hosting, Inc. as of December 31, 2012 and 2013 and the related consolidated statements of comprehensive income, cash flows, and stockholders' equity for each of the years in the three-year period ended December 31, 2013, and related financial statement schedule II, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 annual report on Form 10-K of Rackspace Hosting, Inc.

Our report dated March 3, 2014, on the effectiveness of internal control over financial reporting as of December 31, 2013, expresses our opinion that Rackspace Hosting, Inc. and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2013 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that management has identified and included in its assessment a material weakness related to the lack of control over the evaluation of the provisions of complex real estate development and lease arrangements.

/s/ KPMG LLP
San Antonio, Texas
March 3, 2014